Exhibit 99.1

For Immediate Release: May 29, 2007	NEWS RELEASE

Telkonet’s Microwave Satellite Technologies Subsidiary Raised $9.1 Million in Private Placement MST Going Public in Reverse Merger; Will Trade on Bulletin Board

Germantown, MD, Telkonet, Inc.’s (AMEX: TKO) subsidiary, Microwave Satellite Technology Inc., today announced that it has closed a $9.1 million private placement. Upon completion of the closing, MST executed a reverse merger to become a publicly-traded company. Its ticker symbol on the first day of trading on the NASDAQ Bulletin Board will be FITX.OB.

Frank Matarazzo, Founder of MST, explained, “We continue to build and perfect our platform for ‘quadruple-play’ services in New York City. With 20 buildings and significant infrastructure in place, we are now ready to implement our business plan to expand in the New York City area, to be followed by other key markets around the country. As part of that plan, we intend to increase our business through organic growth as well as by acquisitions. The funds raised here will enable MST to pursue both of these strategies more effectively.”

Frank Matarazzo will continue to act as CEO, while Ron Pickett will serve as president of the public company. Joining them on the board of directors are Warren V. “Pete” Musser (current chairman of TKO), Thomas C. Lynch and Thomas M. Hall (both directors of TKO). Each of these individuals participated in the private placement as did some institutional investors. The Company anticipates that more members from the industry may be added to the board in the future.

Pickett stated, “MST has grown to the point where it makes sense for it to be a free-standing operation, and by going public, the value added to MST in the last year and a half is unlocked. For shareholders of TKO, this is also a good arrangement because TKO is relieved of the cost of funding MST’s operations. At the same time, we will continue to showcase the TKO/MST solution. Upon the closing, TKO will own 18.5 million of the roughly 30 million shares of MST outstanding. Additional dilution can occur when and if warrants and convertible instruments in the transaction are converted.”

Matarazzo concluded, “The continued build out in New York City offers us huge opportunities. After all, recent transactions in the New York City cable TV market among triple-play providers have valued subscribers at over $5,000 a head. This transaction will let us capitalize on these opportunities and ensure that we grow and build shareholder value on our own merits.”

About Microwave Satellite Technologies (MST)
MST is a communications service provider offering quadruple play (Quad-Play) services to multi-tenant unit (MTU) and multi-dwelling unit (MDU) residential, hospitality and commercial

(more)

Contact: Michael Porter President Porter, LeVay & Rose, Inc. 212.564.4700 mike@plrinvest.com www.plrinvest.com properties. These Quad-Play services include video, voice, high-speed internet and wireless fidelity (“Wi-Fi”) access. In addition, MST currently offers or plans to offer a variety of next-generation telecommunications solutions and services including satellite installation, video conferencing, surveillance/security and energy management, and other complementary professional services.

NuVisions™
MST currently offers digital television service through DISH Network, a national satellite television provider, under its private label NuVisions™ brand of services. The NuVisions TV offering currently includes over 500 channels of video and audio programming, with a large high definition (more than 40 channels) and ethnic offering (over 100 channels from 17 countries) available in the market today. MST also offers its NuVisions Broadband high speed internet service and NuVisions Digital Voice telephone service to multi-family residences and commercial properties. MST delivers its broadband based services using terrestrial fiber optic links and in February 2005, began deployment in New York City of a proprietary wireless gigabit network that connects properties served in a redundant gigabit ring - a virtual fiber optic network in the air. For more information, please visit www.nuvisionsbroadband.com

Wi-Fi Network
MST has constructed a large NuVisions Wi-Fi footprint in New York City intended to create a ubiquitous citywide Wi-Fi network. NuVisions Wi-Fi offers Internet access in the southern-half of Central Park, Riverside Park from 60th to 79th Streets, Dag Hammarskjold Plaza, and the United Nations Plaza. In addition, MST provides NuVisions Wi-Fi service in and around Trump Tower on Fifth Avenue, Trump World Tower on First Avenue, the Trump Place properties located on Riverside Boulevard, Trump Palace, Trump Parc, Trump Parc East as well as portions of Roosevelt Island surrounding the Octagon residential community. MST currently has plans to deploy additional Wi-Fi “Hot Zones” throughout New York City and continue to enlarge its Wi-Fi footprint as new properties are served.

Internet Protocol Television (“IPTV”)
MST's IPTV is a method of distributing television content over IP that enables a more user-defined, on-demand and interactive experience than traditional cable or satellite television. The IPTV service delivers traditional cable TV programming and enables subscribers to surf the Internet, receive on-demand content, and perform a host of Internet-based functions via their TV sets.

About Telkonet
Telkonet develops and markets technology for the high-speed transmission of secure voice, video and data communications over in-premise and shipboard electrical wiring. The revolutionary Telkonet iWire System utilizes proven powerline communications (PLC) technology to deliver commercial high-speed broadband access from an IP "platform" that is easy to deploy, reliable and cost-effective by leveraging a building's existing electrical infrastructure. Telkonet's products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet "platform" include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video teleconferencing, IP surveillance and a host of other IT services. For more information, please visit www.telkonet.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).